                                                                      Exhibit 11

                             SPACEHAB, INCORPORATED
               COMPUTATIONS OF PRIMARY EARNINGS PER COMMON SHARE



                                                                 YEARS ENDED SEPTEMBER 30,                NINE MONTHS
                                                         -----------------------------------------       ENDED JUNE 30,
                                                               1994                    1995                   1996
                                                         ---------------------------------------------------------------
Weighted average common shares outstanding:

     Average shares outstanding during the period            4,908,260                4,940,034               9,139,464

     Unexercised stock options and warrants
       using the treasury stock method                          80,000                   60,000                 164,023

     Convertible preferred stock (1)                         1,671,312                1,671,312                    --
                                                         --------------             ------------            ------------

       Total weighted average common shares                  6,659,572                6,671,346               9,303,487
                                                         ==============             ============            ============


Net income applicable to common shares:

     Net income                                         $    8,638,037             $ 15,808,856            $ 29,828,743
                                                         ==============             ============            ============




Primary earnings per Common Share                       $         1.30             $       2.37            $       3.21
                                                         ==============             ============            ============

(1) Assumed converted as of the beginning of the period.
                                                                     (Continued)

                             SPACEHAB, INCORPORATED
            COMPUTATIONS OF FULLY DILUTED EARNINGS PER COMMON SHARE



                                                                  YEARS ENDED SEPTEMBER 30,                NINE MONTHS
                                                            -------------------------------------        ENDED JUNE 30,
                                                                1994                    1995                   1996
                                                            ------------------------------------------------------------
Weighted average common shares outstanding:

     Average shares outstanding during the period            4,908,260                4,940,034               9,139,464

     Unexercised stock options and warrants using
       using the treasury stock method                          80,000                   60,000                 164,023

     Convertible preferred stock (1)                         1,671,312                1,671,312                      --

     Convertible note payable (1)                               75,000                   75,000                  75,000
                                                            -----------              -----------             -----------

       Total weighted average common shares                  6,734,572                6,746,346               9,378,487
                                                            ===========              ===========             ===========


Not income applicable to common shares:

     Net income                                            $ 8,638,037              $15,808,856             $29,828,743

     Increase in earnings, net of taxes,
       resulting from the conversion of the
       convertible note payable                                 62,935                   80,163                  59,017
                                                            -----------              -----------             -----------

     Net income applicable to common shares                $ 8,700,972              $15,889,019             $29,887,760
                                                            ===========              ===========             ===========


Fully diluted earnings per Common Share (2)                $      1.29              $      2.36             $      3.19
                                                            ===========              ===========             ===========



(1) Assumed converted as of the beginning of the period, or date of original issuance if later.

(2) Dilution of less than 3% of the primary earnings per share computation is not presented in the Company's financial statements.